EXECUTION VERSION

AMENDED AND RESTATED GROUP AGREEMENT

This AMENDED AND RESTATED GROUP AGREEMENT is made as of March 22, 2019 (the “Amended Agreement”), by and among (i) Marshall Geller (“Geller”), (ii) Cove Street Capital, LLC (“Cove Street”) (iii) Jeffrey Bronchick (“Bronchick”), (iv) Eugene Robin (“Robin”), (v) Paul Hinkle (“Hinkle”) and (vi) Andrew Leaf (“Leaf”). Each of Geller, Cove Street, Bronchick, Robin, Hinkle and Leaf is hereafter referred to as a “Group Member” and collectively as the “Group”.

WHEREAS, Geller, Cove Street and Bronchick entered into a Group Agreement dated as of February 4, 2019 (the “Initial Agreement”) pertaining to the shares of common stock (the “Common Stock”) of Wright Investors’ Service Holdings, Inc., a Delaware corporation (the “Company”) that each beneficially owned in, and activities related to, the Company (the “Securities”), including but not limited to potential nominations of individuals for election as directors at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”) and the potential solicitation of proxies in connection therewith (the “Proxy Solicitation”); and

WHEREAS, Robin, Hinkle and Leaf have acquired shares of Common Stock and desire to be part the Group.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1. Geller represents that, as of the date hereof, Geller is the beneficial owner of 683,090 shares of the Common Stock, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); Bronchick represents that, as of the date hereof, he is the beneficial owner of 944,122 shares of Common Stock (including shares owned by Cove Street) within the meaning of the Exchange Act; Cove Street represents that it is the beneficial owner of 130,000 shares of Common Stock within the meaning of the Exchange Act; Robin represents that he is the beneficial owner of 105,000 shares within the meaning of the Exchange Act; Hinkle represents that he is the beneficial owner of 20,000 shares within the meaning of the Exchange Act; and Leaf represents that he is the beneficial owner of 50,000 shares within the meaning of the Exchange Act.

2. To the extent that each Group Member so determines, the Group shall agree to deliver an updated advance notice of the Group’s intention to nominate individuals for election as directors at the 2019 Annual Meeting in accordance with the bylaws of the Company (a “Nomination Notice”). The Group Members shall mutually agree on further actions to be taken with respect to the Proxy Solicitation, including but not limited to the filing of a proxy statement in connection therewith pursuant to Section 14 of the Exchange Act.

3. Each Group Member shall consult with the others regarding all purchases and sales of Securities by them or their affiliates. Subject to the terms of this Amended Agreement, nothing shall restrict any Group Member’s right to purchase or sell Securities, as such Group Member deems appropriate, in such Group Member’s sole discretion; provided that all such purchases or sales are made in compliance with all applicable securities laws. Subject to the terms of this Amended Agreement, each Group Member retains sole discretion over acquisitions and dispositions of, and voting authority over, the Securities that such Group Member holds or beneficially owns. Each Group Member shall advise the other Group Members in writing by 4:30 P.M. Los Angeles Time on the date that such Group Member’s ownership of Securities, including any purchases or sales thereof, changes. Notwithstanding anything to the contrary herein, no Group Member shall: (i) sell or otherwise dispose of any Securities without the prior consultation with (but not approval of) the other Group Members, and if any Group Member receives any offer that would enable the Group Member to sell, such Group Member will make this offer available to all other Group Members to participate in such sale on a pro rata basis, as determined by each such Group Member’s portion of the aggregate Securities owned by the Group Members and their affiliated funds and discretionary accounts immediately prior to such acquisition, or (ii) acquire any Securities without providing the other Group Members an opportunity to participate in such acquisition on a pro rata basis.

4. Either Geller, on the one hand, or Cove Street and Bronchick, on the other hand, may terminate this Amended Agreement and its obligations hereunder, and thereby terminate the Group formed hereby, immediately upon written notice to the other Group Members. Additionally, any Group Member may withdraw as a Group Member on five business days’ notice. This Amended Agreement will automatically terminate on the date that is the earliest of (i) 30 days after the date that no Group Member owns any Securities, (ii) the termination of any Proxy Solicitation or (iii) the completion of the 2019 Annual Meeting, including any adjournment thereof. Upon termination pursuant to this section, all obligations provided for in this Amended Agreement shall terminate, except for the obligations provided for in Section 5 and the indemnification obligations in Section 6 of this Amended Agreement.

5. Each of Geller and Cove Street shall pay their pro rata portion of all expenses (on a 50/50 basis), including legal and financial advisory expenses incurred by the Group with respect to any actions taken by the Group or any Group Member pursuant to this Amended Agreement, including any Proxy Solicitation.

6. Any filing with the Securities and Exchange Commission (including without limitation any filing required by Section 13(d), Section 14 or Section 16 of the Exchange Act), press release, white paper, stockholder communication or other public communication proposed to be made or issued by the Group or any of the Group Members in connection with the Group’s activities shall be made or issued with the mutual agreement of all the Group Members. Any Schedule 13D (including any amendment thereto) under the Exchange Act with respect to the Company (“Schedule 13D”) shall be filed jointly by the Group Members. Each Group Member shall be responsible for the completeness and accuracy of the information concerning such Member contained in any filing pursuant to Section 13(d), Section 14 or Section 16 of the Exchange Act and each Group Member shall indemnify the other Group Members, and their respective affiliates from and against any losses, damages, costs, expenses (including any reasonable and documented attorneys’ fees), fines, penalties, disbursements and amounts paid in settlement arising out of any failure with respect to the completeness or accuracy of such information; provided, however, that no Group Member shall enter into any settlement agreement without the prior written consent of the other Group Members unless such settlement includes (i) no admission of liability or guilt by such other Group Member(s) and (ii) an unconditional release of such other Group Members, as applicable, from any and all liability or obligation in respect of such claim. The Group Members shall not be responsible for the completeness and accuracy of the information concerning any other Group Member contained in such filings, except to the extent that such Group Member knows or has reason to believe that such information is inaccurate, in which case, no indemnification for such Group Member will be available with respect to such inaccuracy. The right of indemnification provided for in this Section 7 shall continue after the termination of the Amended Agreement, but only for events that occurred prior to such termination and subsequent to the date hereof.

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7. The relationship of the parties hereto shall be limited to carrying on the activities of the Group in accordance with the terms of this Amended Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such activities as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party or to create a joint venture or partnership. Each Group Member expressly disclaims beneficial ownership of the Common Stock owned by the other Group Members except that Bronchick may be deemed to be the beneficial owner of the Common Stock directly owned by Cove Street.

8. This Amended Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9. This Amended Agreement shall be interpreted in accordance with and governed by the laws of the State of California. If any provision of this Amended Agreement would be invalid under applicable law, then such provision shall be deemed modified to the extent necessary to render it valid while most nearly preserving its original intent. In the event of any dispute among the parties hereto arising out of the provisions of this Amended Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of California.

10. Except as otherwise set forth in this Amended Agreement, this Amended Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Amended Agreement. No party hereto may assign any of its rights or obligations under this Amended Agreement to any other person without the prior written consent of the other parties hereto. This Amended Agreement replaces the Initial Agreement.

11. Each Group Member acknowledges that TroyGould PC (“TroyGould”) shall act as legal counsel for the Group in connection with the Proxy Solicitation, and each Group Member hereby waives any conflicts in connection with such representation. If any dispute should arise between the Group Members and TroyGould actively represents Group Members other than Geller at the time of such dispute, then TroyGould shall withdraw from representing Geller and Geller shall waive any conflict with TroyGould’s continued representation of the other Group Members.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amended Agreement to be executed as of the date first written above.

/s/ Marshall Geller
Marshall Geller

Cove Street Capital, LLC

By:	/s/ Jeffrey Bronchick
Name:	Jeffrey Bronchick
Title:	Chief Investment Officer

/s/ Jeffrey Bronchick
Jeffrey Bronchick

/s/ Eugene Robin
Eugene Robin

/s/ Paul Hinkle
Paul Hinkle

/s/ Andrew Leaf
Andrew Leaf

[Signature Page to the Group Agreement]

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